Exhibit 10.19

SUMMARY OF EXECUTIVE BONUS PROGRAM

The board of directors (the “Board”) of Concert Pharmaceuticals, Inc. (the “Company”) may, in its discretion, award bonuses to the Company’s named executive officers from time to time. These bonuses have typically been based on annual bonus targets and sets of specified corporate goals for the Company’s named executive officers established by the Board, followed by a performance review by the Board to determine the attainment of such goals. The Company’s management may propose bonus awards to the Compensation Committee of the Board or the Board primarily based on such review process. The Board makes the final determination of the eligibility requirements for and the amount of such bonus awards.